EX-23.1 CONSENT OF INDEPENDENT AUDITORS
EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112457 and No. 333-109998) of Mpower Holding Corporation of our report dated March 4, 2005, with respect to the Statement of Assets Acquired and Liabilities Assumed of Certain California Operating Assets Previously Owned by ICG Communications, Inc. and Acquired by Mpower Holding Corporation as of December 31, 2004 and the related Statements of Revenue and Direct Expenses for the year ended December 31, 2004, appear in this Current Report on Form 8-K/A of Mpower Holding Corporation.

Date: March 14, 2005	By:	/s/ Bonadio & Co., LLP
Bonadio & Co., LLP
Rochester, New York